Exhibit 10.5.1
PIEDMONT OFFICE REALTY TRUST
SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (the “Agreement”) is made as of the Effective Date (as defined herein), by and between Piedmont Office Realty Trust, Inc. and its subsidiary and affiliated companies (collectively referred to herein as “Piedmont”), and Robert K. Wiberg (referred to herein as “Employee”).
WHEREAS, Piedmont and Employee acknowledge that they wish to fully and finally resolve and settle all matters between them, including all claims and potential claims arising from Employee’s employment with Piedmont and the termination of Employee’s employment with Piedmont;
WHEREAS Employee expressly agrees to honor all Continuing Obligations (as defined herein) in exchange for Separation Benefits provided in Paragraph 2 that are not otherwise owed by Piedmont; and
WHEREAS, by Employee’s signature placed below, Employee acknowledges that Employee has knowingly and voluntarily agreed to the terms and conditions set forth in this Agreement.
NOW, THEREFORE, for and in consideration of the payment to Employee described herein and other good and valuable consideration paid by each of the parties to the other, the receipt and sufficiency and adequacy of which are hereby acknowledged by each party hereto, Employee and Piedmont agree as follows:
1.    Separation Date. Employee’s employment with Piedmont is terminated effective as of December 31, 2024 (hereinafter the “Separation Date”), after which date Employee is no longer an employee or officer of Piedmont or entitled to receive compensation from Piedmont or eligible to participate as an employee in benefit programs offered by Piedmont to its employees, except as provided in this Agreement.
2.    Separation Pay and Benefits.
(a)    In consideration for and subject to Employee’s timely execution and non-revocation of this Agreement and compliance with its terms and conditions at all times, Piedmont agrees to provide Employee the following payments and benefits (collectively, the “Separation Benefits”):
(i)    Continued payment of Employee’s base annual salary in effect as of the Separation Date, net of all applicable federal and state withholdings and deductions, for the six (6) month period following the Separation Date (the “Severance Period”), payable in accordance with Piedmont’s regular payroll practices beginning on the first payroll date after the expiration of the Revocation Period (defined below);
(ii)    Payment of Employee’s 2024 Short Term Incentive Compensation, less applicable taxes and withholdings, to be paid based on the Company’s actual performance and at the same time as short term incentive compensation is paid to similarly situated executives;
(iii)    Payment in an amount equal to (A) the full monthly premium charged for coverage under the Company’s group medical plan at Employee’s then current level of coverage as of the Separation Date, multiplied by (B) six (6); and
(iv)    For a maximum period of two (2) months following the Effective Date, virtual outplacement services through a Piedmont-selected outplacement firm.
(b)    In addition to the Separation Benefits, Employee shall receive a final paycheck for all earned, but unpaid, base salary and up to 80 hours of accrued, but unused paid time off, in each case, through the Separation Date, less applicable withholdings and authorized or required deductions, in accordance with applicable law and Piedmont policy. Employee is entitled to the foregoing payments in this subsection (b) regardless of whether Employee executes this Agreement.
3.    Treatment of Outstanding Equity. Employee is party to certain Deferred Stock Awards and Performance Share Awards under the Piedmont Omnibus Incentive Plan and the treatment of any unvested and outstanding Deferred Stock Awards and Performance Share Awards will be treated in accordance with such Awards and described further herein. Capitalized terms used in this Paragraph and not otherwise defined in this Agreement shall have the meanings ascribed to them in the Deferred Stock Award and Performance Share Award Agreements, as applicable. A summary of Employee’s Awards is attached as Exhibit A. Exhibit A is only a summary and the actual Award treatment will be determined based on actual performance as of the Separation Date and as provided under the Award Agreements.
(a)    Employee is eligible to have his unvested, time-based Deferred Stock Award(s) vest upon termination of employment from Piedmont because his Termination of Service was without Cause. Employee is entitled to this benefit and will be paid as outlined in the Deferred Stock Award Agreements regardless of whether Employee executes this Agreement.
(b)    Employee is eligible to have a pro-rated portion of his Performance Share Awards for any outstanding Performance Cycles vest upon termination of employment from Piedmont because his Termination of Service was without Cause. The pro-rated portion will be based on the Total Shareholder Return of the Company relative to the Total Shareholder Return of the companies in the Peer Group measured as of the Separation Date and then multiplied by a fraction, the numerator of which is the number of days Employee was employed by Piedmont during the Performance Cycle and the denominator of which is 1,095. Employee is entitled to this benefit and will be paid as outlined in the Performance Share Award Agreements regardless of whether Employee executes this Agreement.
4.    Personnel Records and Confirmation of Employment. Employee will direct any inquiry from any prospective employer to the Human Resources Department, which will only confirm the dates of employment and Employee’s final position with Piedmont.
5.    Discharge of and Release From all Liability.
(a)    In exchange for the consideration offered in Paragraph 2 of this Agreement, Employee knowingly and voluntarily, on behalf of Employee and Employee’s spouse, heirs, executors, administrators, representatives, successors and assigns (collectively, the “Releasors”) does hereby unconditionally release, acquit, discharge, and agree to hold Piedmont and its parents, subsidiaries, affiliates and related companies, and each of their present, former and future direct and indirect owners, managers, officers, directors, shareholders, employees, agents, attorneys, members, insurers and representatives, and each of their successors and assigns (collectively, the “Releasees”), harmless from and against any and all actions, claims, suits, controversies, causes of action, cross-claims, counter-claims, commitments, debts, damages (including compensatory, liquidated, punitive, exemplary or other damages), claims for costs and attorney’s fees, rights, liabilities, or demands of any kind or nature whatsoever in law or in equity, both past and present and whether known or unknown, suspected, unsuspected or claimed (collectively, “Claims”) that Employee or any of the other Releasors may now or hereafter have against Releasees, or any one or group of them, which Claim arose or accrued on or prior to the date of Employee’s execution of this Agreement, including, but not limited to, any and all

Claims in connection with, arising out of or relating to (i) Employee’s employment or other relationship with Piedmont, (ii) the terms and conditions of such employment or other relationship (including Claims for compensation and benefits, except those specifically provided in this Agreement), (iii) the termination of such employment or other relationship and the circumstances surrounding such termination, and (iv) any and all Claims arising pursuant to any law, constitution, regulation, or any statute or common law theory, whether in tort, contract, equity, or otherwise. Without limiting the generality of the foregoing, Employee specifically releases, acquits, discharges, waives and agrees to hold Releasees harmless from and against any and all Claims arising under the Civil Rights Acts of 1866, 1964, and 1991; the Americans with Disabilities Act of 1990; the Equal Pay Act of 1963, as amended; the Worker Adjustment and Retraining Notification Act of 1988, as amended; any applicable Executive Order Programs; the Fair Labor Standards Act; Section 1981 of U.S.C. Title 42; the Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act (the “ADEA”)); the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act of 1974, as amended (with respect to unvested benefits); the National Labor Relations Act; the Labor Management Relations Act; COBRA; the Occupational Safety and Health Act; the Genetic Information Nondiscrimination Act of 2008; the Rehabilitation Act of 1973; the Uniformed Services Employment and Reemployment Rights Act; the Immigration Reform and Control Act of 1986; the Internal Revenue Code of 1986; the Dodd-Frank Act; the Sarbanes-Oxley Act of 2002, as amended; or under any federal, state, or local laws or regulations (in each case, as amended), including those respecting civil or human rights, or any common law theories of recovery, including any Claim for wrongful termination, breach of contract, infliction of emotional distress, negligence or defamation. This Agreement contains a general release, which is intended to apply to all Claims that Employee or the other Releasors may have against any of the Releasees through the date that Employee executes this Agreement, except those Claims that cannot be waived pursuant to applicable law.
(b)    Employee understand that Employee may later discover Claims or facts that may be different than, or in addition to, those which Employee now knows or believes to exist with regard to the subject matter of this Agreement and the releases in this Paragraph, and which, if known at the time of executing this Agreement, may have materially affected this Agreement or Employee’s decision to enter into it. Employee hereby waives any right or Claim that might arise as a result of such different or additional Claims or facts.
(c)    Employee represents that Employee has not filed, nor assigned to others the right to file, any private right of action, including, complaints, charges, or lawsuits against Piedmont or the other Releasees that is covered by this Paragraph.
(d)    This release does not include any Claims that arise from acts or events occurring after the date of this Agreement, any right that cannot be waived by private agreement (including the right to file a Claim for workers’ compensation or unemployment insurance), or any Claim to enforce the terms of this Agreement. For the avoidance of doubt, Employee does not waive rights or Claims under the ADEA that may arise after this Agreement is executed.
6.    Reservation of Rights. Nothing herein, or any other policy or agreement of Piedmont, prohibits Employee from (a) filing a charge or complaint with, providing truthful information to or participating in any investigation or proceeding conducted by any governmental or administrative agency or authority, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board (“NLRB”), the U.S. Department of Justice, the U.S. Securities and Exchange Commission, and

any agency Inspector General (collectively, “Governmental Authorities”); (b) providing testimony in any administrative, legislative or judicial proceeding concerning alleged criminal conduct or unlawful employment practices when required or requested to attend the proceeding pursuant to a court order, subpoena or written request from an administrative agency or the legislature; or (c) making disclosures required by law, regulation or compulsory legal process or making other disclosures pursuant to any whistleblower law, rule, or regulation. However, to the fullest extent permitted by law, Employee waives the right to receive any damages or other relief based on any Claim waived through this Agreement that is brought by Employee or on Employee’s behalf, or otherwise by any third party, including as a member of any class, representative or collective action, against Piedmont or any of the other Releasees, except that Employee does not waive any right to receive and retain any monetary award from a government-administered whistleblower award program for providing information to a governmental, regulatory, and/or administrative entity or agency without notice to or approval from Piedmont or any of the other Releasees and without risk of being held liable by Piedmont or any of the other Releasees for liquidated damages or other financial.
7.    No Admission. Employee acknowledges and agrees that this Agreement is not intended by either party to be construed, and will not be construed, as an admission by Piedmont or any of the other Releasees of any liability or violation of any law, statute, ordinance, regulation, or legal or moral duty of any nature whatsoever.
8.    Non-Disclosure of Agreement Terms. Employee will not disclose the terms of this Agreement, including the amount to be paid under this Agreement, to any individual or entity except Employee’s spouse, retained legal advisors and financial advisors, or to the extent required by law, lawful court order, or subpoena. If Employee makes a disclosure to his spouse, legal advisors or financial advisors, Employee agrees that he will inform the person(s) to whom such disclosure is made regarding the confidential nature of this Agreement. Employee agrees to notify Piedmont’s Head of Human Resources, in writing, at least ten (10) days, if practical and reasonable, prior to the response deadline for any such court order or subpoena requesting disclosure of the terms of this Agreement, so that Piedmont may take any actions it deems necessary to protect the confidentiality of this Agreement’s terms in such court or agency proceeding. Employee may, however, disclose to third parties, including potential future employers, that he has signed a separation agreement. This non-disclosure obligation shall continue for a period of one (1) year after Employee’s execution of this Agreement.
9.    Non-Disparagement. Employee shall not at any time, directly or indirectly, make, publish or communicate (or cause to be made, published or communicated) to any person or entity any statement or comment, whether written or oral, which is maliciously untrue, disloyal or reckless about Piedmont or any of its current or former executives, officers, directors, trustees or board members (in their capacity as such), customers, or investments, businesses, products or services.; provided, however, that nothing in this Paragraph shall prevent Employee from engaging in concerted activity relative to the terms and conditions of Employee’s employment and in communications protected under the National Labor Relations Act, to the extent applicable, including the ability to file unfair labor practice charges with the NLRB or assist others in doing so, and otherwise cooperate with any investigative process by the NLRB (the “NLRB Rights”) or providing information to any governmental agency, or from providing information in response to a subpoena or other enforceable legal process or as otherwise required by law.

10.    Return of Piedmont’s Property. Employee has returned to Piedmont on or before the Employee’s execution of this Agreement, as applicable, Employee’s building access pass and any written materials (including copies) and all other property in which Piedmont has a proprietary interest, including but not limited to client and customer files and prospect files, client and customer lists, software, marketing information and plans, information concerning business strategy and plans, memoranda and other internal resource materials, all information received from or produced for customers or clients or prospects, information about Piedmont’s employees, and all products, information and materials that Employee created in the course of Employee’s employment with Piedmont. Employee will be allowed, however, to keep the laptop computer provided to him by Piedmont, but all access to Piedmont’s computer systems will be terminated on the Separation Date.
11.    Continuing Obligations; Cooperation.
(a)    Employee expressly acknowledges that Employee remains bound by all confidentiality or non-disclosure, noncompetition, nonsolicitation and other restrictive covenant obligations set forth under any agreements or other documents with Piedmont (collectively, “Continuing Obligations”), including, without limitation, that certain Confidentiality and Nonsolicitation Agreement, dated October 17, 2012, between Piedmont and Employee (the “Confidentiality and Nonsolicitation Agreement”). In addition to and without affecting the Continuing Obligations, and in exchange for Separation Benefits not otherwise owed to Employee, and subject to Paragraph 6 and the NLRB Rights, Employee agrees that he will not disclose non-public information obtained from Piedmont or its officers, directors, or management during Employee’s employment to anyone other than Employee’s spouse, retained legal or financial advisors, or as required by law or in response to a lawful court order or subpoena.

Nothing in this Agreement shall prohibit Employee from testifying in response to a subpoena, court order, or notice of deposition. Employee agrees, to the fullest extent permitted by law, to notify Piedmont’s Head of Human Resources, in writing, at least ten (10) days prior to the response deadline or appearance date (whichever is earlier), if practical and reasonable for any such court order, subpoena, or notice of deposition issued by the court or investigating agency which seeks disclosure of the information referenced in this paragraph and otherwise in this Agreement, so that Piedmont may take any steps Piedmont deems necessary to protect the release of confidential information, including information regarding Employee’s employment and termination, in such court or agency proceeding.
(b)    If Piedmont requests Employee’s cooperation in regard to the matter giving rise to the subpoena, Employee agrees that he will cooperate with Piedmont, to the extent reasonable and practical, by rendering requested assistance in dealing with the matter giving rise to the subpoena, including, but not limited to, meeting with attorneys who represent Piedmont, making affidavits or signed statements, giving deposition testimony and appearing as a witness. Whenever such cooperation is requested by Piedmont and provided by Employee, Piedmont agrees to reimburse Employee for all costs he reasonably incurs in connection with providing such cooperation, including any lost wages or income Employee suffers while providing the requested cooperation. The obligations created and contained in this Paragraph 11 shall continue for a period of one (1) year after the date of Employee’s execution of this Agreement.
(c)    Pursuant to 18 U.S.C. § 1833(b), Employee will not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret of the Company or its subsidiaries or affiliates that (i) is made (x) in confidence to a Federal, state, or local government official, either directly or indirectly, or to Employee’s attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.
12.    Use. Employee agrees that Employee will not use any of the information or property described in Paragraphs 10 or 11 of this Agreement for Employee’s own benefit or for the benefit of any new employer or any third person, except that Employee may use the laptop computer Employee is allowed to retain].
13.    Consultation with Legal Counsel. Employee acknowledges that before signing this Agreement, Employee was advised to consult with legal counsel and/or other advisors selected by Employee regarding the terms and conditions of this Agreement; and that Employee consulted with legal counsel and/or other advisors selected by Employee, or freely elected not to do so.
14.    Compliance with the ADEA Waiver Requirements. In accordance with the Older Workers Benefit Protection Act of 1990, Employee acknowledges, agrees, and understands that:
a.    Under the general release detailed above, Employee is waiving and releasing, among other claims, any rights and claims that may exist under the ADEA;

b.    The waiver and release of claims set forth in the release above does not apply to any rights or claims that may arise under the ADEA after the date of execution of this Agreement;
c.    The payment and other consideration that are being provided to Employee under this Agreement are of significant value and are in addition to what Employee would otherwise be entitled;
d.    Employee is being advised in writing to consult with an attorney before signing this Agreement;
e.    Employee received this Agreement on December 13, 2024 and has twenty-one (21) calendar days thereafter to consider this Agreement before executing it and returning a copy to Piedmont at the address listed in Paragraph 15 or via email to Lisa Tyler at lisa.tyler@piedmontreit.com. If Employee chooses to execute this Agreement before the expiration of the twenty-one (21) day review period, Employee expressly acknowledges that Piedmont offered a period of at least twenty-one (21) days to review this Agreement and Employee freely and voluntarily chose to waive the full review period without any coercion, duress or influence by Piedmont;
f.    Employee has seven (7) calendar days after executing this Agreement to revoke it (the “Revocation Period”) by delivering written notice of revocation to Piedmont at the address listed in Paragraph 15 or via email to Lisa Tyler at lisa.tyler@piedmontreit.com and if a timely revocation is received, this Agreement is of no effect; and

g.    Because of Employee’s right to revoke this Agreement, this Agreement shall not become effective and enforceable until the eighth (8th) calendar day after the date upon which Employee initially signs it (the “Effective Date”), and Employee will not be entitled to the Separation Benefits set forth in this Agreement until the occurrence of the Effective Date.
15.    Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, or by nationally recognized overnight courier service to the address provided below. Any such notice shall be deemed received by Piedmont when so delivered personally, or when delivered by nationally recognized overnight courier service.
Piedmont Office Realty Trust, Inc.
5565 Glenridge Connector, Suite 450
Atlanta, GA 30342
Attention: Head of Human Resources
Notice to Employee shall be to Employee’s last known address in Piedmont’s official file.
16.    Changes to this Agreement. Employee and Piedmont expressly acknowledge and agree that any and all changes made to this Agreement before the date of execution, whether material or immaterial, must be in writing signed by both parties.
17.    Severability. If any provision of this Agreement should be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions will not be affected, and the illegal or invalid parts, terms or provisions will be deemed not to be a part of this Agreement.
18.    Governing Law. This Agreement will be governed by the laws of the State of Georgia.

19.    Complete Agreement; Amendment. This Agreement contains the entire agreement between the parties concerning the subject matter herein and supersedes any and all prior negotiations and correspondence on the subjects addressed in this Agreement, with the express exception that Employee’s Confidentiality and Nonsolicitation Agreement, will not be affected by this Agreement and shall survive the termination of Employee’s employment and the execution of this Agreement. The parties may change, modify, or amend the terms of this Agreement only in a writing signed by both parties.
20.    Arbitration. Employee and Piedmont agree that all controversies that may arise between Employee and Piedmont concerning, arising out of or relating to Employee’s employment shall be determined by arbitration conducted in Atlanta, Georgia before a single arbitrator. Employee hereby waives the right to a jury trial on such claims. Any arbitration under this Agreement shall be pursuant to the Federal Arbitration Act and the laws of the State of Georgia. The arbitrator shall be selected, and the arbitration conducted, in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association. The award of the arbitrator shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction. The arbitrator shall have jurisdiction to award any and all damages other than injunctive relief. This jury trial waiver specifically includes, but is not limited to, employment discrimination claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, Employee Retirement Insurance Security Act, the Family and Medical Leave Act, and any other federal, state, or local anti-discrimination statutes. In the event that suit is filed in court for injunctive relief, no claim that Employee may seek to assert against Piedmont shall be deemed to be a compulsory counterclaim, and any such claim by Employee shall be brought exclusively by arbitration.
Arbitration Accepted
Employee’s Initials: ___/s/ RKW__
Employer’s Initials: __/s/_CBS ___
IN WITNESS WHEREOF, the parties to this Agreement have set their hand and seal on the date stated below.

December 31, 2024 Date	PIEDMONT OFFICE REALTY TRUST By:/s/ C. Brent Smith Title: President & CEO
December 31, 2024 Date	EMPLOYEE By: /s/ Robert K. Wiberg ROBERT K. WIBERG
Acknowledgment of Receipt Only December 31, 2024 Date	EMPLOYEE By: /s/ Robert K. Wiberg Title: EVP- NE Region & Head of Development

Exhibit A
Summary of Awards

Grant Date	Type	Granted	Previously Vested	Proration Factor Thru Termination Date	Outstanding as of Termination Date	Target Achievement % as of 12/11/24	Total Number of Months in Award	Amount Vested Upon Termination
10-Feb-22	RSU	11,276	8,457	100%	2,819	N/A	48	2,819
13-Feb-23	RSU	15,403	7,702	100%	7,701	N/A	48	7,701
23-Feb-23	RSU	14,784	3,696	100%	11,088	N/A	60	11,088
20-Feb-24	RSU	21,374	0	100%	21,374	N/A	60	21,374

Grant Date	Type	Granted	Previously Vested	Proration Factor Thru Termination Date	Outstanding as of Termination Date	Target Achievement % as of 12/11/24*	Total Number of Months in Award	Amount Vested Upon Termination
2022-24	PSP	10,228	0	100.000%	10,228	93%	36	9,512
2023-25	PSP	22,175	0	66.6667%	14,783	140%	36	20,697
2024-26	PSP	32,061	0	33.3334%	10,687	200%	36	21,374

*Actual performance will be determined based on TSR relative the TSR of the companies in the Peer Group determined as of December 31, 2024
A-1